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                                                                    EXHIBIT 10.3

                             TAGLICH BROTHERS, INC.
                               MEMBER: NASD, SPIC

February 8, 2005

Mr. Dan Wilds
President and CEO
SCOLR PHARMA, INC.
3625 132nd Avenue SE
Suite 300, Newport #2
Bellevue, WA 98006

Dear Dan:

This letter seeks to confirm that SCOLR Pharma, Inc. (the "Company") has engaged Taglich Brothers, Inc. ("Taglich Brothers") on a best efforts basis as Placement Agent for the Company in selling, on a private placement basis, a minimum of $10,000,000 and a maximum of $15,000,000 of Common Stock or such other securities as the parties may mutually agree (the "Securities"). It is anticipated that the offering terms - which will be agreed upon following Taglich Brothers' due diligence review - will be substantially in accordance with the term sheet annexed hereto as Exhibit A (the "Offering").

Upon raising at least the minimum amount in the Offering, Taglich shall be compensated in the following manner:

      a. A cash fee (the "Success Fee") equal to five (5.0%) percent of the gross proceeds through the sale of the aforementioned Securities; and

      b. Warrants with a Five (5) year term (the "Placement Agent Warrants") to purchase shares of the Company's Common Stock equal to two (2.0%) percent of the shares of Common Stock sold in this Private Placement (the "Placement Agent Warrants"). The exercise price of the Placement Agent Warrants will be equal to $5.00 per share.

       The Chrysler Building, 405 Lexington Avenue, 51st Floor, New York,
                                 New York 10174
             (800) 456-1220 - (212) 661-6886 - (212) 661-6824 (Fax)
                                www.taglich.com

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Mr. Dan Wilds
Page 2 of 2

If, after completion of Taglich Brothers' due diligence review, the Company and Taglich Brothers agree on the final price and terms of which the Securities contemplated in this engagement letter are to be offered and Taglich Brothers begins the process of attempting to sell the Securities, then the Company is obligated to use its best efforts to close at least the minimum amount of the Securities offered prior to the Initial Closing Date (as defined in Exhibit A), or pay Taglich Brothers a break-up fee of One Hundred Twenty Five Thousand ($125,000) dollars. The Company also agrees to pay to Taglich Brothers, a cash fee equal to five (5.0%) percent of the gross proceeds, if any, received subsequent to the termination of the Offering from any party introduced to the Company by Taglich Brothers; provided that such proceeds are received by the Company within one year of the date of such introduction and that Taglich Brothers has promptly notified the Company that such introduction has been made.

The Company will also reimburse Taglich Brothers for its reasonable and actual expenses of counsel and printing, up to $30,000, incurred directly in regard to the proposed Offering. The terms of the Indemnification Rider annexed hereto as Exhibit B are hereby incorporated by reference as if fully set forth herein. The Company's counsel will be responsible for preparing the Private Placement Memorandum (the "Memorandum") and the Company will make representations, warranties and covenants to the investors and to Taglich Brothers, as Taglich Brothers customarily receives from entities that it represents. This agreement and its enforcement shall be governed by the State of New York and its provisions shall be continuous.

We look forward to working together to complete the Offering on your behalf.

Very truly yours,

/s/ Robert Schroeder
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Robert Schroeder
Vice President

AGREED AND ACCEPTED TO:
SCOLR PHARMA, INC.

/s/ Dan Wilds
----------------------------
by: Dan Wilds
its: Chief Executive Officer